UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

M III ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

M III Acquisition Corp. Announces Completion of Audited 2017 Financial Statements for IEA Energy Services LLC

M III Acquisition Corp. (Nasdaq: MIII) (Nasdaq: MIIIU) (Nasdaq: MIIIW) (“MIII”) has been informed by IEA Energy Services LLC (“IEA”) that IEA has completed the audit of its financial statements for its fiscal year ended December 31, 2017 and that:

•                  Revenue for such fiscal year was $454,949,000;

•                  Adjusted EBITDA for such fiscal year was $52,545,000;

•                  Adjusted EBITDA margin for such fiscal year was 11.5% of revenue; and

•                  Net income for such fiscal year was $16,525,000.

In comparing these results to the estimates disclosed in a definitive proxy statement filed by MIII with the Securities and Exchange Commission (“SEC”) on February 9, 2018 (the “proxy statement”), Mohsin Y. Meghji, the Chief Executive Officer of MIII, has stated that:  “We are pleased to see that actual Adjusted EBITDA for IEA’s 2017 fiscal year of $52,545,000 exceeded the estimated Adjusted EBITDA of $50,700,000 and to separately learn from IEA that its total wind backlog is $1,100,000,000, including more than $600,000,000 for 2018.  This is an increase of $41,000,000 (or approximately 7.3%) in wind backlog for 2018 when compared to IEA’s backlog at the time we filed our definitive proxy statement at the beginning of this month.”

IEA’s backlog is comprised of new contracts under which work has not begun and awarded contracts for which definitive project documentation is being prepared, as well as revenue from change orders and renewal options.

Separately, MIII has confirmed that, for illustrative purposes and based upon the fair value of marketable securities held in its trust account of approximately $151,334,482 as of February 22, 2018, the estimated per share redemption price (net of reimbursements due for taxes paid or payable) would have been approximately $10.07 on such date.

Non-GAAP Financial Measures.

IEA defines EBITDA from continuing operations as net income (loss) from continuing operations, determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. It defines Adjusted EBITDA as net income (loss) from continuing operations plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non- recurring items and other items that it believes are not representative of its core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure which, when considered along with other performance measures, is a useful measure as it reflects certain drivers of IEA’s business, such as revenue growth and operating costs.  IEA believes that Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of its financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, IEA’s management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in IEA’s industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.  The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

IEA has informed us that the following table outlines the reconciliation from net income (loss) to Adjusted EBITDA ($ in 000’s):

Year Ended
December 31,
2017

Net income (loss)	$16,525
Interest expense, net	2,201
Provision (benefit) for income taxes	13,863
Depreciation and amortization	5,044
EBITDA	$37,633
Diversification SG&A(1)	3,825
Credit support fees(2)	1,535
Consulting fees & expenses(3)	4,799
Non-cash stock compensation expenses(4)	53
Full year impact of 2017 capital leasing program(5)	4,700
Adjusted EBITDA	$52,545

(1)            Diversification selling, general and administrative—reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into (i) electrical transmission work and corresponding services, which were historically subcontracted to third parties, (ii) U.S. utility scale solar, and (iii) heavy civil infrastructure. These costs currently do not have corresponding revenue, but IEA’s management anticipates revenue from these activities in the 2018 fiscal year.

(2)            Credit support fees—reflect payments to funds managed by Oaktree Capital Management, L.P. (“Oaktree”) for their guarantee of certain borrowings and other obligations of IEA, which guarantees are not expected to continue following the consummation of the transactions contemplated by the agreement and plan of merger by and among MIII, IEA and the other parties thereto (the “Business Combination).

(3)            Consulting fees and expenses—represents consulting and professional fees and expenses incurred in connection with the proposed Business Combination.

(4)            Non-cash stock compensation expenses—represents non-cash stock compensation expense.

(5)            Full year impact of 2017 capital leasing program—reflects the annualization of the impact on EBITDA as a result of a capital leasing program for cranes and yellow iron, which was implemented during the 2017 fiscal year, consisting of (i) a $1.7 million positive adjustment due to the elimination of cost of goods sold attributable to operating lease payments, (ii) a $1.6 million reduction in cost of goods due to estimated operational efficiencies resulting from the program, and (iii) a $1.4 million positive adjustment, representing a pro rata portion of the estimated gain due to estimated future residual value exceeding depreciated carrying value on the sale of the leased assets following the 48-month term of the lease.

About M III Acquisition Corp.

MIII is a special purpose acquisition company (SPAC) founded by Mohsin Y. Meghji and formed for the purpose of effecting  business combination(s) with one or more businesses. MIII’s long-term strategy is to leverage the experience and expertise of its management team and advisors to identify and acquire a company with long term growth potential and then to work with management of that company to realize this potential.

Additional Information And Where To Find It.

In connection with the proposed transaction, MIII has filed the proxy statement with the SEC. MIII stockholders and other interested persons are advised to read the proxy statement, as it contains important information about MIII, IEA and the proposed transaction. Stockholders can obtain free copies of the proxy statement and other documents filed with the SEC by MIII through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders can obtain free copies of the proxy statement from MIII by writing to MIII at 3 Columbus Circle, 15th Floor, New York, New York 10019, Attention: Investor Relations.

About IEA.

IEA Energy Services LLC holds the operating assets of Infrastructure and Energy Alternatives, LLC, a holding company established to acquire and manage industry leading companies delivering infrastructure solutions for the renewable energy, traditional power, and civil infrastructure industries. The IEA family of companies provides complete engineering, procurement and construction (EPC) services throughout North America. For more information, visit www.iea.net.

Participants in the Solicitation

MIII, funds managed by Oaktree Capital Management, L.P. and IEA, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of MIII’s stockholders in respect of the proposed transaction. Information regarding MIII’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 30, 2017. Additional information about the directors and executive officers of MIII, Oaktree and IEA and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, are set forth in the proxy statement. Investors may obtain additional information about the interests of such participants by reading such proxy statement.